Exhibit 4.6

Amendment to

Patheon N.V. 2016 Omnibus Incentive Plan

This amendment (the “Amendment”) to the Patheon N.V. 2016 Omnibus Incentive Plan (the “Plan”) hereby amends the Plan as follows, effective as of, and subject to the occurrence of, the Closing as defined below:

1.             The following definitions are hereby added to Section 2 of the Plan:

“ ‘Adjusted Option’ has the meaning set forth in the Thermo Fisher Purchase Agreement.”

“ ‘Adjusted RSU’ has the meaning set forth in the Thermo Fisher Purchase Agreement.”

“ ‘Closing’ has the meaning set forth in  the Thermo Fisher Purchase Agreement.”

“ ‘Thermo Fisher Purchase Agreement’ means that certain Purchase Agreement, dated May 15, 2017, by and among the Company, Thermo Fisher Scientific Inc., a Delaware corporation, and Thermo Fisher (CN) Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée) organized under the laws of the Grand Duchy of Luxembourg and a wholly-owned subsidiary of Thermo Fisher Scientific Inc.”

2.             A new Subsection (e) is hereby added to Section 14 of the Plan:

“Adjusted Options and Adjusted RSUs.  Notwithstanding anything to the contrary but except as the Company or its Affiliates and a Participant may otherwise agree, with respect to each outstanding Adjusted Option and Adjusted RSU, in the event that (1) the Closing occurs and (2) at any time following the Closing a Participant’s employment or service is terminated without Cause by the Company, its successor or any Affiliate or the Participant resigns from employment or service from the Company, its successor or any Affiliate with Good Reason (for the avoidance of doubt, as defined in Section 2 of the Plan), then, subject to the Participant’s execution and non-revocation of a release of claims in substantially the form attached as Exhibit 1 (subject to update for changes in law) hereto:

(1) Any and all Adjusted Options shall become fully vested and exercisable;

(2) Any and all Adjusted RSUs shall become fully vested and all restrictions, payment conditions and forfeiture conditions applicable to each such Adjusted RSU award shall lapse and be settled as soon as reasonably practicable, but in no event later than ten (10) days following, such release becoming irrevocable (provided if the release revocation and execution period commences in one calendar year but terminates in the second calendar year, such payment shall be made no earlier than January 1st of such second calendar year) after termination of employment; and

(3) Any Performance Goals imposed with respect to Adjusted Options and Adjusted RSUs shall be deemed to be achieved at target levels.”

3.             Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.

4.             This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.

IN WITNESS WHEREOF, Patheon N.V. has executed this Amendment as of this 23rd day of August, 2017.

Patheon N.V.

By:	/s/ Eric Sherbet
Name: Eric Sherbet
Title: General Counsel and Secretary

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EXHIBIT 1

RELEASE OF CLAIMS

[DATE]

This Release of Claims (the “Release of Claims”) is entered into by [PARTICIPANT] (the “Participant”) for and in consideration of certain Adjusted Options and Adjusted RSUs (each as defined in the Plan and each, as the case may be, an “Award”) granted to the Participant pursuant to the Patheon N.V. 2016 Omnibus Incentive Plan (the “Plan”) and the accelerated vesting of such Awards pursuant to Section 14(e) of the Plan.

1.                                      Release.

(a)                                           The Participant, for and on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby voluntarily, knowingly and willingly releases and forever discharges Patheon N.V. (the “Company”), together with all of the Company’s past and present owners, parents, subsidiaries, and affiliates (including, without limitation, Thermo Fisher Scientific Inc. and its Affiliates), together with each of their members, officers, directors, investors, partners, employees, agents, representatives and attorneys, and each of their subsidiaries, affiliates, estates, predecessors, successors, and assigns (each, individually, a “Company Releasee,” collectively referred to as the “Company Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Participant or his heirs, executors, administrators, successors or assigns ever had, now has or may hereafter claim to have by reason of any matter, cause or thing whatsoever:  (i) arising from the beginning of time up to the date the Participant executes this Release of Claims including, but not limited to (A) any such Claims relating in any way to the Participant’s employment relationship with the Company or any other Company Releasee, and (B) any such Claims arising under any federal, local or state statute or regulation, including, without limitation, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the New York State Human Rights Law, the New York Labor Law and the New York Civil Rights Law, [OTHER APPLICABLE STATE LAW], each as amended and including each of their respective implementing regulations and/or any other federal, state, local or foreign law (statutory, regulatory or otherwise) that may be legally waived and released; (ii) arising out of or relating to the termination of the Participant’s employment; or (iii) arising under or relating to any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any other Company Releasee and the Participant; provided, however, that notwithstanding the foregoing, nothing contained in this Release of Claims shall in any way diminish or impair: (I) any Claims the Participant may have that cannot be waived under applicable law, (II) rights under this Release of Claims, or (III) any rights the Participant may have to vested benefits under employee benefit plans.

(b)                                           The Participant hereby further acknowledges and agrees that the Company and all other Company Releasees have fully satisfied any and all obligations whatsoever owed to the Participant arising out of his employment with the Company or any other Company Releasee, and that no further payments or benefits are owed to the Participant by the Company or any other Company Releasee.(c)                                                The Participant hereby represents and warrants that he or she has not filed, and agrees not to initiate or cause to be initiated on his behalf, any Claim against the Company Releasees that is released pursuant to this Release of Claims before any local, state or federal agency, court or other body (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding; provided, however, and subject to the immediately following sentence, nothing set forth herein is intended to or shall interfere with the Participant’s right to participate in a Proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, nor shall this Release of Claims prohibit the Participant from cooperating with any such agency in its investigation.  To the maximum extent permitted by law, the Participant waives any right he or she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, provided that the foregoing shall not apply to any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934).

(d)                                           The Participant hereby further represents and warrants that he or she has not assigned any of the Claims being released under this Release of Claims.

2.                                      Consideration and Revocation.

(a)                                           The Participant acknowledges that the Company has advised the Participant to consult with an attorney of the Participant’s own choosing prior to executing this Release of Claims.  The Participant represents that the Participant has had the opportunity to review this Release of Claims with an attorney of the Participant’s choosing.  The Participant also agrees and acknowledges that the Participant is receiving benefits and payments to which the Participant would not otherwise be entitled unless the Participant signs this Release of Claims, that the Participant has voluntarily consented to this Release of Claims and that the Participant has entered into this Release of Claims freely, knowingly and voluntarily.

(b)                                           The Participant has [twenty-one (21)](1) calendar days to consider the terms of this Release of Claims.  However, the Participant may sign and return this Release of Claims before the expiration of the [twenty-one (21)] calendar day period.  The Participant agrees that changes to this Release of Claims, whether material or immaterial, will not restart the running of the [twenty-one (21)] calendar day period.  Once signed, the Participant will have seven (7) additional calendar says from the date that the Participant signs this Release of Claims to revoke the Participant’s consent.  Such revocation must be in writing and must be addressed and sent via [TO COME] as follows:  [TO COME].  This Release of Claims will not become effective until the eighth (8th) calendar day after the date on which the Participant signed it.  If the Participant

(1)             Note to Draft:  Duration of consideration period subject to Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act

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revokes the Participant’s consent within such seven (7) calendar day period, this Release of Claims shall be of no force or effect and the Participant shall have no right to the accelerated vesting of the Awards pursuant to Section 14(e) of the Plan.

3.                                      Remedies.  In the event the Participant breaches this Release of Claims, the Company and its Affiliates may, in addition to any other remedies they may have, reclaim any amounts paid to him or her in consideration for this Release of Claims.  The Participant understands that by entering into this Release of Claims he or she will be limiting the availability of certain remedies that he or she may have against the Company Releasees and limiting also his or her ability to pursue certain claims against the Company Releasees.

4.                                      No Admission.  This Release of Claims does not constitute an admission of liability or wrongdoing of the Participant or the Company.

5.                                      No Waiver.  A failure of any of the Company Releasees to insist on strict compliance with any provision of this Release of Claims shall not be deemed a waiver of such provision or any other provision hereof.  If any provision of this Release of Claims is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release of Claims shall remain valid and binding.

6.                                      Entire Agreement.  This Release of Claims contains the entire agreement between the Company and the Participant relating to the matters contained herein and amends, supersedes and restates all prior agreements and understandings, oral or written, between the Company and the Participant with respect to the subject matter hereof.

7.                                      Governing Law.  This Release of Claims shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws.

THE PARTICIPANT ACKNOWLEDGES THAT HE OR SHE HAS READ THIS RELEASE OF CLAIMS AND THAT HE OR SHE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE OR SHE HEREBY EXECUTES THE SAME AND MAKES THE AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OR HER OWN FREE WILL.

ACKNOWLEDGED AND AGREED:

[PARTICIPANT]	Date

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